EXHIBIT 10.35

     CONSULTING AGREEMENT

     This Agreement, entered in to this 24th day of  January 2002, is by and between Ultimate Sports Entertainment, Inc., a Delaware corporation
(hereinafter referred to as the "Company") and Martin Burke (hereinafter referred to as "Consultant") under the following terms and conditions:

     RECITALS:
     A.     The Company and Consultant desire to set forth in writing the terms and conditions on which (i) the Company shall engage Consultant, (ii)
Consultant shall render services to the Company or a subsidiary of the
Company, and (iii) the Company shall compensate Consultant for such services to the Company; and

     B.     In connection with the engagement of Consultant by the Company, the Company desires to restrict Consultant's rights to disclose certain confidential information of the Company;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.     ENGAGEMENT OF CONSULTANT

          1.1     Engagement.  The Company hereby engages Consultant and
Consultant hereby accepts engagement with the Company upon the terms and conditions hereinafter set forth.

          1.2     Independent Contractor.  Consultant shall be an independent contractor and not an agent or employee of the Company.  Consultant shall not have any power or authority to bind the Company.  The Company shall not provide office space or office materials to Consultant to provide the services set forth in this Agreement.  Except for the compensation to be provided herein, Consultant shall not be entitled to any of the benefits provided by the Company to its employees.  Consultant shall be responsible for and shall pay any and all state, federal, or local taxes on compensation paid to
Consultant hereunder.

     2.     TERM

          2.1     Initial Term.  The term of this Agreement shall be for a
period commencing on the Effective Date (as defined in subsection 2.2 below)
of this Agreement through December 31, 2002, subject, however, to prior termination as provided herein below, in Section 6.

          2.2     Effective Date.  The effective date of this Agreement shall be January 1, 2002.

     3.     COMPENSATION

          3.1     Cash Compensation.  For all services rendered by Consultant under this Agreement, the Company shall pay Consultant during the term hereof
$8,000 per month, payable on the first business day of the month following the month in which services under this Agreement were rendered by Consultant.  If the Company does not have the cash resources to pay the consulting fee, the amount of such unpaid fee shall be paid as soon as cash resources are reasonably available.  Unpaid consulting fees shall accrue and bear interest at 5% per annum.

          3.2     Stock Options.  As additional compensation to Consultant,
the Company shall grant to him non-statutory options to purchase 3,500,000 shares of common stock of the Company under the Company's Stock Option Plan, which plan shall be amended to increase the number of options available to include these options.  The options shall vest immediately.  The exercise prices of the options shall be as follows:  $0.35 for the first 500,000 shares; $0.75 for the next 500,000 shares; $1.25 for the next 500,000 shares;
$2.00 for the next 1,000,000 shares; and $4.00 for the next 1,000,000 shares.
Unless sooner terminated in accordance with the provisions of the Company's
Stock Option Plan, the options shall expire on December 31, 2006.

     4.     DUTIES AND RESPONSIBILITIES

          4.1     Time Commitment.  Consultant shall devote a minimum of 100 hours per month to his duties as a consultant to the Company, but shall not be required to devote in excess of 200 hours per month to such duties.

          4.2     Description of Duties.  During the term of this Agreement,
Consultant shall perform the following duties:

               (a)     Assist the president in all of his duties as chief
executive officer;

(b)     In consultation with management, negotiate all business contracts;

(c)     Secure foreign methods of distribution for the Company's products; and

(d)     Work with management in restructuring existing licensing agreements and in negotiating new licensing agreements.

          4.3     Additional Duties.  During the term of this Agreement,
Consultant shall perform such additional duties as he and the Company shall agree.

     5.     ADDITIONAL CONSULTANT COVENANTS

          5.1     Confidential Information.  Consultant recognizes and
acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of the Company or which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential
Information") may be made available or otherwise come into the possession of
Consultant by reason of his engagement with the Company.  Accordingly,
Consultant agrees that he will not (either during or after the term of his
Agreement with the Company) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board of Directors (the "Board").  Consultant shall, upon termination of this Agreement, return to the Company all documents which reflect Confidential Information (including copies thereof).  Notwithstanding anything heretofore stated in this subsection 5.1, Consultant's obligations under this subsection 5.1 shall not, after termination of this Agreement, apply to information which has become generally available to the public without any action or omission of Consultant (except that any Confidential
Information which is disclosed to any third party by an Consultant or representative of the Company who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this subsection 5.1).

          5.2     Records.  All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively ""Records"), whether prepared by Consultant or otherwise coming into his possession, shall be the exclusive property of the
Company.  All Records shall be immediately placed in the physical possession of the Company upon the termination of this Agreement, or at any other time specified by the Board.  The retention and use by the Consultant of duplicates in any form of Records after termination of this Agreement is prohibited.

          5.3     Remedies.  Consultant hereby recognizes and acknowledges
that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Consultant of any of the terms or provisions of this Section 5, and Consultant therefor agrees that the Company shall be entitled to an injunction restraining Consultant from engaging in any activity constituting such breach or threatened breach.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Consultant and, if Consultant is an Consultant of the Company, the termination of his engagement with the Company in accordance with the terms of this Agreement.

     6.     TERMINATION

          6.1     For Cause.  The Company may terminate this Agreement at any time for cause.  "Cause" shall exist for such termination if Consultant (i) is adjudicated guilty of illegal activities of consequence by a court of competent jurisdiction; (ii) commits any act of fraud or intentional misrepresentation; or (iii) breaches any of the provisions of this Agreement and which breach the Consultant has not cured or altered to the satisfaction of the Board within ten (10) days following notice by the Board to the
Consultant regarding such breach.

          6.2     Compensation if Terminated for Cause.  If the Company
terminates this Agreement pursuant to the provisions of subsection 6.1 hereof, the Consultant shall not be entitled to receive any compensation following the date of such termination.

          6.3     Termination Other than For Cause.  If this Agreement is
terminated due to the death or permanent disability of Consultant or for any reason other than pursuant to the provisions of subsection 6.1 above, the
Consultant shall continue to receive compensation for three (3) months from the date of such termination (such payments by the Company to be diminished, however, by the extent to which the Consultant receives compensation during such three-month period from a third party employer) in an amount equal to the monthly compensation paid Consultant for the month prior to such termination.

          6.4     Termination by Either Party.  This Agreement may be
terminated by either party without cause upon thirty (30) days' prior written notice. The Consultant shall not be entitled to receive any compensation following the date of such termination.

          6.5     Consultant's Duties on Termination.  In the event of
termination of this Agreement, Consultant agrees to deliver promptly to the
Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company's business, which are or have been in his possession or under his control.

     7.     EXPENSES

          7.1     Reimbursement for Expenses.  Consultant shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his engagement.  Consultant shall submit such expenses on the Company's standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditures.  Automobile expenses shall be reimbursed at the maximum mileage rate allowed by the Internal Revenue
Service.

          7.2     Reimbursement Procedures.  The Company shall reimburse
Consultant within fifteen (15) days after submission by Consultant of his expense report; provided that the Company shall have sufficient cash resources available to pay such expenses within this timeframe.  If not, the amount due for expenses shall accrue and bear interest at 5% per annum and shall be paid as soon as the cash resources are reasonably available.

     8.     THE COMPANY'S AUTHORITY

          Consultant agrees to observe and comply with the reasonable rules and regulations of the Company as adopted by the Board either orally or in writing respecting performance of his duties and to carry out and perform orders, directions, and policies stated by the Board, to him from time to time, either orally or in writing.

     9.     CAR ALLOWANCE

          During the term hereof, the Company shall provide the Consultant with a car allowance, taxable to the Consultant, equal to $1,000 per month comme ncing as of the Effective Date of this Agreement; provided that the Company shall have sufficient cash resources available to pay such allowance.  If not, the amount due for car allowance shall accrue and bear interest at 5% per annum and shall be paid as soon as the cash resources are reasonably available.

     10.     ASSIGNMENT

          10.1     Assignment by Consultant.  This Agreement is a personal
contract, and the duties and obligations of the Consultant hereunder may not be assigned, without the prior written consent of the Company.

          10.2     Assignment by Company.  The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

     11.     CORPORATE AND SHAREHOLDER APPROVALS

          The Company represents and warrants that the execution of this
Agreement by its corporate officer named below has been duly authorized by the
Board, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.

12.     MISCELLANEOUS

12.1     Notices.  All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when:

     (a)     Hand-delivered to the other party;

     (b)     Received when sent by telex or facsimile at the address and number set forth below;

     (c)     The next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

     (d)     Three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

Company:          2444 Wilshire Boulevard
                  Suite 414
                  Santa Monica, CA  90403
                  Facsimile Number (310) 829-9596
                  Attention:  Frederick R. Licht, President

With Copy to      Ronald N. Vance
                  Attorney at Law
                  57 West 200 South
                  Suite 310
                  Salt Lake City, UT 84101
                  Facsimile Number (801) 359-9310

Consultant:       33 Union Square West
                  Apartment 5R
                  New York, NY 10003
                  Facsimile Number (212) 807-7312

          12.2     Attorneys' Fees.  If any legal action or other proceeding
is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          12.3     Entire Agreement; Modification; Waiver.  This Agreement
constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment.  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

          12.4     Governing Law.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of California, and in no other place.

          12.5     Severability.  If any provision of this Agreement is held
invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

          12.6     Effect of Headings.  The subject headings of the sections
and subsections of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

          12.7     Counterparts; Facsimile Execution.  This Agreement may be
executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.
Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

          12.8     Full Knowledge.  By their signatures, the parties
acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:                         Ultimate Sports Entertainment, Inc.

                                 By /s/ Frederick R. Licht
                                        Frederick R. Licht, President

CONSULTANT:                             ____________________________________
                                        Martin Burke